Exhibit 99.1

Cirrus Logic Agrees to Acquire Wolfson Microelectronics

Acquisition Expected to Strengthen Cirrus Logic’s Leadership Position in Audio ICs and Software for Portable Audio Applications

AUSTIN, Texas & EDINGBURGH, Scotland--(BUSINESS WIRE)--April 29, 2014--Cirrus Logic, Inc. (NASDAQ : CRUS) and Wolfson Microelectronics plc (LSE : WLF or WLF.L) today announced the terms of a recommended transaction under which Cirrus Logic would acquire Wolfson at a price of £2.35 per share in cash, implying an enterprise value of £278 million, or approximately $467 million. The transaction, if approved, is expected to strengthen Cirrus Logic’s ability to expand its customer base with highly differentiated, end-to-end audio solutions for portable audio applications. The transaction will be financed by a combination of existing cash on Cirrus Logic’s balance sheet and $225 million in debt funding.

“Wolfson has a rich history of audio innovation, a broad catalog of audio products and a first class customer list,” said Jason Rhode, Cirrus Logic President and Chief Executive Officer. “This acquisition strengthens Cirrus Logic’s core business as a leader in audio signal processing components, enhances our ability to differentiate our products with software, and adds new product categories such as MEMS microphones to our portfolio.”

“The Board of Wolfson believes that this is an attractive offer for Wolfson shareholders,” said Michael Ruettger, Chairman of the Board of Wolfson Microelectronics. “We believe this reflects the hard work that Mike Hickey and his team have put into building Wolfson as a leader in the supply of high performance Audio Hubs and MEMS microphones to the consumer electronics market. Together with Cirrus Logic, we believe this will create a powerful platform for future growth, above and beyond our standalone potential.”

The acquisition is expected to be completed in the second half of 2014. Cirrus Logic expects the acquisition to be accretive to non-GAAP earnings per share in the first full quarter after the transaction closes (excluding the impact of one-time integration and acquisition related costs). The transaction is subject to regulatory approvals and the approval of Wolfson shareholders. Additional details about the transaction are available at the Investor Relations section of Cirrus Logic’s website at investor.cirrus.com.

Conference call

Cirrus Logic will host a conference call today at 7:00 a.m. CDT / 1:00 p.m. London time to discuss this announcement. Participants may listen to the conference call on the Cirrus Logic investor relations website or by dialing (253) 237-1153 or toll free at (877) 392-9886 (Access Code: 34114274).

A replay of the conference call will be available on the Cirrus Logic investor relations website beginning approximately two hours following the completion of the call, or by dialing (404) 537-3406 or toll free at (855) 859-2056 (Access Code: 34114274).

About Cirrus Logic, Inc.:

Cirrus Logic develops high-precision, analog and mixed-signal integrated circuits for a broad range of innovative customers. Building on its diverse analog and signal-processing patent portfolio, Cirrus Logic delivers highly optimized products for a variety of audio and energy-related applications. The company operates from headquarters in Austin, Texas, with offices in Phoenix, Ariz., Europe, Japan and Asia. More information about Cirrus Logic is available at www.cirrus.com.

About Wolfson Microelectronics plc:

Wolfson Microelectronics plc is a global leader in the supply of high performance, mixed-signal semiconductor devices and audio solutions to the consumer electronics market. In the home, in the office and on the move, Wolfson’s innovative technology can be found at the heart of many of the world’s leading digital consumer goods, including premier hi-fi equipment, smartphones, mobile phones, tablet computers, MP3 players, televisions, digital still cameras and gaming.

Wolfson’s headquarters are located in Edinburgh, UK. Wolfson’s customers are located worldwide, and so is Wolfson, with design centers, sales offices, applications teams and engineering expertise across Europe, the US, Australia and Asia.

Cirrus Logic, Cirrus and the Cirrus Logic logo are registered trademarks of Cirrus Logic, Inc. Other brand names or trademarks belong to their respective holders. © 2014 Cirrus Logic, Inc. All rights reserved.

Forward-Looking Statements

Except for historical information contained herein, this news release contains forward-looking statements, including statements related to the recommended transaction under which Cirrus Logic would acquire Wolfson (the “Acquisition”), the anticipated closing of the Acquisition; the effect of the Acquisition on our earnings per share; future capital expenditures, expenses, revenues, earnings, synergies, economic performance, indebtedness, financial condition, dividend policy, losses and future prospects; business and management strategies and the expansion and growth of Cirrus Logic’s or Wolfson’s operations and potential synergies resulting from the Acquisition; and the effects of government regulation on Cirrus Logic’s or Wolfson’s business. In some cases, forward-looking statements are identified by words such as “expect,” “anticipate,” “target,” “project,” “believe,” “goals,” “opportunity,” “estimates,” “intend,” and variations of these types of words and similar expressions. In addition, any statements that refer to our plans, expectations, strategies or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the risk of failing to complete the Acquisition and the risk of failing to successfully integrate Wolfson into the business and operations of Cirrus Logic following the Acquisition; and the risk factors listed in our Form 10-K for the year ended March 30, 2013, and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov. The foregoing information is as of the date of this news release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

No Offer or Solicitation

This news release is not intended to and does not constitute or form part of an offer or invitation to purchase or otherwise acquire any securities or the solicitation of any vote or approval in any jurisdiction in contravention of applicable law.

CONTACT:
U.S.
Cirrus Logic, Inc.
Bill Schnell, 512-851-4084
bill.schnell@cirrus.com
or
Strategic Communications, Inc.
Angie Hatfield, 425-941-2895
ahatfield@strategiccom.biz
or
U.K.
AxiCom
Helen Ridgway, +(44) 07711 837 345
helen.ridgway@axicom.com